UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Inogen, Inc.

(Name of Registrant as Specified In Its Charter)

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PRESS RELEASE

Inogen, Inc. Announces Change of Date, Time and Location of 2020 Annual Meeting of Stockholders to Virtual-Only Annual Meeting

GOLETA, Calif. – April 14, 2020 – Inogen, Inc. (NASDAQ: INGN) announced today that due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of its employees, stockholders, and other meeting participants, the company has changed the date, time and format of its 2020 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will now be held at 9:00 am Pacific time on Monday, May 11, 2020 by means of a virtual meeting format only instead of the date, time and location previously disclosed in Inogen’s proxy materials filed with the Securities and Exchange Commission on March 24, 2020.

As described in Inogen’s previously filed proxy materials, all stockholders of record at the close of business on March 13, 2020 will be entitled to participate in the Annual Meeting. Stockholders will not be able to attend the meeting in person.

Stockholders can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/INGN2020 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials previously furnished. The proxy card previously furnished will not be updated to reflect the change in date, time and location and may continue to be used to vote in connection with the Annual Meeting. Further information regarding the change in date, time and location of the Annual Meeting can be found in the proxy supplement filed by Inogen with the Securities and Exchange Commission on April 14, 2020 and also available on Inogen’s Investor website at http://investor.inogen.com/.

Inogen urges stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. For more information, please visit www.inogen.com.

INVESTOR RELATIONS CONTACT:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

MEDIA CONTACT:

Byron Myers

805-562-0503